Exhibit 99.1

Arrow Electronics Reports Record Fourth Quarter Sales, Working Capital to Sales, and Return on Working Capital

Adjusted Earnings Per Share Advances 35% Year-over-Year in the Current Quarter

MELVILLE, N.Y.--(BUSINESS WIRE)--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2007 net income of $114.0 million ($.93 and $.92 per share on a basic and diluted basis, respectively) on sales of $4.42 billion, compared with net income of $128.1 million ($1.05 and $1.04 per share on a basic and diluted basis, respectively) on sales of $3.49 billion in the fourth quarter of 2006. Sales increased 26 percent year over year. On a pro forma basis, sales increased nine percent year over year as acquisitions also benefited sales growth. The company's results for the fourth quarters of 2007 and 2006 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended December 31, 2007 would have been $120.6 million ($.98 and $.97 per share on a basic and diluted basis, respectively) and net income for the quarter ended December 31, 2006, would have been $88.6 million ($.72 per share on both a basic and diluted basis).

“We finished 2007 with outstanding performance in the fourth quarter. Sales, working capital to sales, and return on working capital were all at record levels, and exceptional cash flow generation of $220 million in the fourth quarter brought 2007 operating cash flow to $851 million,” said William E. Mitchell, chairman, president and chief executive officer. “Our operating margin was again at an industry leading level and our balance sheet is at its strongest level in 10 years. We are doing this while continuing to invest in important initiatives that will take us to even greater levels of growth and profitability.”

Global enterprise computing solutions (“ECS”) sales of $1.61 billion increased 111 percent year over year. Growth was aided by the impact of the acquisitions of KeyLink Systems Group, Alternative Technology, Inc. and the storage and security distribution business of InTechnology plc. On a pro forma basis, sales increased 22 percent year over year on strong growth in proprietary servers, storage, software, and services. “Sales pro forma for acquisitions more than tripled the rate at which the overall market is expected to have grown and our operating margin strengthened significantly over last quarter, demonstrating the tremendous operating leverage in our business. Execution on our strategic objectives in 2007 has resulted in a much stronger organization with broader geographic reach into 22 countries, increased market share in the fast growing product segments of software and storage, and a more robust customer and supplier base. Arrow ECS is now the world's largest distributor of enterprise storage and security and virtualization software, and with increased scale, scope and capabilities, our strategy is resonating with our customers and suppliers,” added Mr. Mitchell.

Global components sales of $2.81 billion increased 3 percent year over year. “We again executed well and posted sales at the high end of expectations. In North America, we saw our first increase in daily run rate since the third quarter of 2006 and book to bill (the amount of sales booked for delivery as compared with sales that have been billed) was above one in each of the regions in which we operate. As we continued along the path to building best-in-class global capabilities and leveraging our global scale, we moved closer to our financial targets for the global components business in the fourth quarter. Operating income grew at more than three times the rate of sales growth and we reduced the amount of working capital needed to support sales by 160 basis points year over year. Our strategic initiatives around the world continue to take hold and we look forward to additional progress in the upcoming year,” Mr. Mitchell said.

The company's results for the fourth quarter of 2007 and 2006 include the items outlined below that impact their comparability:

  During the fourth quarter of 2007, the company recorded a restructuring and integration charge of $10.0 million ($6.6 million net of related taxes or $.05 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.
  During the fourth quarter of 2006, the company settled certain tax matters covering multiple years. As such, the company recorded a reduction in the provision for income taxes of $44.7 million ($.37 per share on both a basic and diluted basis) and related interest expense of $6.2 million ($3.8 million net of related taxes or $.03 per share on both a basic and diluted basis) related to periods prior to the fourth quarter of 2006.
  During the fourth quarter of 2006, the company completed the valuation of identifiable intangibles associated with acquisitions completed in the fourth quarter of 2005. Accordingly, the company recorded the related amortization expense for the full year in the fourth quarter of 2006. The impact on net income was a decrease of $1.2 million ($.01 per share on both a basic and diluted basis) related to periods prior to the fourth quarter of 2006.
  During the fourth quarter of 2006, the company recorded restructuring and integration charges and costs associated with pre-acquisition warranty and environmental claims of $9.7 million ($7.8 million net of related taxes or $.07 per share on both a basic and diluted basis).

“Based upon the information known to us today, we expect normal seasonality in both our components and ECS businesses. We believe that total first quarter sales will be between $3.925 and $4.225 billion, with global component sales between $2.775 and $2.975 billion and global enterprise computing solutions sales between $1.15 and $1.25 billion. Earnings per share, on a diluted basis, excluding any charges and including estimated amortization of intangible assets of $.03 to $.04, are expected to be in the range of $.81 to $.87, an increase of 9 percent to 18 percent from last year’s first quarter,” said Paul J. Reilly, senior vice president and chief financial officer.

FULL YEAR RESULTS

Arrow’s net income for 2007 was $407.8 million ($3.31 and $3.28 per share on a basic and diluted basis, respectively) on sales of $16.0 billion, compared with net income of $388.3 million ($3.19 and $3.16 per share on a basic and diluted basis, respectively) on sales of $13.6 billion in 2006.

Net income for 2007 includes a restructuring and integration charge of $11.7 million ($7.0 million net of related taxes or $.06 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and the acquisition of KeyLink. Net income for 2007 also includes an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the reduction in the statutory tax rate in Germany. Excluding these items, net income would have been $408.8 million ($3.32 and $3.29 per share on a basic and diluted basis, respectively) for 2007.

Net income for 2006 includes a restructuring and integration charge and costs associated with pre-acquisition warranty and environmental claims of $16.1 million ($11.7 million net of related taxes or $.10 per share on both a basic and diluted basis) and a loss on prepayment of debt of $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis). During 2006, the company settled certain tax matters covering multiple years. As such, the company recorded a reduction in the provision for income taxes of $40.4 million ($.33 per share on both a basic and diluted basis) and related interest expense of $4.0 million ($2.4 million net of related taxes or $.02 per share on both a basic and diluted basis) related to tax years prior to 2006. Excluding these items, net income would have been $358.7 million ($2.95 and $2.92 per share on a basic and diluted basis, respectively) for 2006.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, New York, Arrow serves as a supply channel partner for approximately 700 suppliers and approximately 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives, the company’s acquisitions of other companies, certain income tax related matters, and the prepayment of debt. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating income, as reported	$193,583	$141,379	$686,905	$606,225
Restructuring and integration charges	9,955	5,411	11,745	11,829
Pre-acquisition warranty claim	-	2,837	-	2,837
Pre-acquisition environmental matters	-	1,449	-	1,449
Amortization of intangible assets	-	1,207	-	-
Operating income, as adjusted	$203,538	$152,283	$698,650	$622,340

Net income, as reported	$113,963	$128,071	$407,792	$388,331
Restructuring and integration charges	6,598	5,062	7,036	8,977
Deferred tax adjustment*	-	-	(6,024)	-
Pre-acquisition warranty claim	-	1,861	-	1,861
Pre-acquisition environmental matters	-	867	-	867
Amortization of intangible assets	-	1,207	-	-
Impact of settlement of tax matters
Income taxes:
January to September 30, 2006	-	(4,312)	-	-
2005 and prior	-	(40,426)	-	(40,426)
Interest (net of taxes):
January to September 30, 2006	-	(1,327)	-	-
2005 and prior	-	(2,431)	-	(2,431)
Loss on prepayment of debt	-	-	-	1,558
Net income, as adjusted	$120,561	$88,572	$408,804	$358,737

Net income per basic share, as reported	$.93	$1.05	$3.31	$3.19
Restructuring and integration charges	.05	.04	.06	.07
Deferred tax adjustment*	-	-	(.05)	-
Pre-acquisition warranty claim	-	.02	-	.02
Pre-acquisition environmental matters	-	.01	-	.01
Amortization of intangible assets	-	.01	-	-
Impact of settlement of tax matters
Income taxes:
January to September 30, 2006	-	(.04)	-	-
2005 and prior	-	(.33)	-	(.33)
Interest (net of taxes):
January to September 30, 2006	-	(.01)	-	-
2005 and prior	-	(.02)	-	(.02)
Loss on prepayment of debt	-	-	-	.01
Net income per basic share, as adjusted	$.98	$.72	$3.32	$2.95

Net income per diluted share, as reported**	$.92	$1.04	$3.28	$3.16
Restructuring and integration charges	.05	.04	.06	.07
Deferred tax adjustment*	-	-	(.05)	-
Pre-acquisition warranty claim	-	.02	-	.02
Pre-acquisition environmental matters	-	.01	-	.01
Amortization of intangible assets	-	.01	-	-
Impact of settlement of tax matters
Income taxes:
January to September 30, 2006	-	(.04)	-	-
2005 and prior	-	(.33)	-	(.33)
Interest (net of taxes):
January to September 30, 2006	-	(.01)	-	-
2005 and prior	-	(.02)	-	(.02)
Loss on prepayment of debt	-	-	-	.01
Net income per diluted share, as adjusted	$.97	$.72	$3.29	$2.92
The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.
*	For the year ended December 31, 2007, the company recorded an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the statutory tax rate change in Germany. These deferred income taxes primarily related to the amortization of intangible assets for income tax purposes, which are not amortized for accounting purposes.
**	In computing net income per diluted share for the year ended December 31, 2006, net income was increased by $524 thousand for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the year ended December 31, 2006 includes 467,000 shares related to the convertible debentures.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new global financial system and the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales	$4,418,982	$3,493,320	$15,984,992	$13,577,112
Costs and expenses:
Cost of products sold	3,804,863	2,981,977	13,699,715	11,545,719
Selling, general and administrative expenses	391,950	346,542	1,519,908	1,362,149
Depreciation and amortization	18,631	13,725	66,719	46,904
Restructuring and integration charges	9,955	5,411	11,745	11,829
Pre-acquisition warranty claim	-	2,837	-	2,837
Pre-acquisition environmental matters	-	1,449	-	1,449
	4,225,399	3,351,941	15,298,087	12,970,887
Operating income	193,583	141,379	686,905	606,225
Equity in earnings of affiliated companies	1,064	1,681	6,906	5,221
Loss on prepayment of debt	-	-	-	2,605
Interest expense, net	26,252	16,733	101,628	90,564
Income before income taxes and minority interest	168,395	126,327	592,183	518,277
Provision for (benefit from) income taxes	53,104	(2,377)	180,697	128,457
Income before minority interest	115,291	128,704	411,486	389,820
Minority interest	1,328	633	3,694	1,489
Net income	$113,963	$128,071	$407,792	$388,331

Net income per share:
Basic	$.93	$1.05	$3.31	$3.19
Diluted	$.92	$1.04	$3.28	$3.16

Average number of shares outstanding:

Basic	122,749	122,190	123,176	121,667
Diluted	123,845	123,191	124,429	123,181
ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$447,731	$337,730
Accounts receivable, net	3,281,169	2,710,321
Inventories	1,679,866	1,691,536
Prepaid expenses and other assets	180,629	156,034
Total current assets	5,589,395	4,895,621

Property, plant and equipment, at cost:
Land	41,553	41,810
Buildings and improvements	175,979	167,157
Machinery and equipment	580,278	481,689
	797,810	690,656
Less: Accumulated depreciation and amortization	(442,649)	(428,283)
Property, plant and equipment, net	355,161	262,373

Investments in affiliated companies	47,794	41,960
Cost in excess of net assets of companies acquired	1,779,235	1,231,281
Other assets	288,275	238,337
Total assets	$8,059,860	$6,669,572

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,535,583	$1,795,089
Accrued expenses	438,898	402,536
Short-term borrowings, including current portion of long-term debt	12,893	262,783
Total current liabilities	2,987,374	2,460,408

Long-term debt	1,223,337	976,774
Other liabilities	297,289	235,831

Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2007 and 2006
Issued – 125,039 and 122,626 shares in 2007 and 2006, respectively	125,039	122,626
Capital in excess of par value	1,025,611	943,958
Retained earnings	2,184,744	1,787,746
Foreign currency translation adjustment	312,755	155,166
Other	(8,720)	(7,407)
	3,639,429	3,002,089
Less: Treasury stock (2,212 and 207 shares in 2007 and 2006, respectively), at cost	(87,569)	(5,530)
Total shareholders' equity	3,551,860	2,996,559
Total liabilities and shareholders' equity	$8,059,860	$6,669,572
ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$113,963	$128,071
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	18,631	13,725
Amortization of stock-based compensation	4,177	4,966
Amortization of deferred financing costs and discount on notes	535	656
Equity in earnings of affiliated companies	(1,064)	(1,681)
Minority interest	1,328	633
Excess tax benefits from stock-based compensation arrangements	(372)	(175)
Deferred income taxes	9,126	10,802
Restructuring and integration charges	6,598	5,062
Pre-acquisition warranty claim and environmental matters	-	2,728
Impact of settlement of tax matters	-	(50,376)
Change in assets and liabilities, net of effects of acquired businesses:

Accounts receivable	(164,873)	65,685
Inventories	(42,952)	(17,044)
Prepaid expenses and other assets	(6,936)	(14,392)
Accounts payable	274,540	175,257
Accrued expenses	(18,607)	(38,554)
Other	26,387	2,438
Net cash provided by operating activities	220,481	287,801

Cash flows from investing activities:
Acquisition of property, plant and equipment	(35,940)	(24,408)
Cash consideration paid for acquired businesses	(303)	(156,775)
Other	(201)	59
Net cash used for investing activities	(36,444)	(181,124)

Cash flows from financing activities:
Change in short-term borrowings	(49,655)	(31,747)
Repayment of long-term borrowings	(520,900)	(55)
Proceeds from long-term borrowings	520,900	-
Proceeds from exercise of stock options	4,110	5,489
Excess tax benefits from stock-based compensation arrangements	372	175
Repurchases of common stock	(8,552)	-
Net cash used for financing activities	(53,725)	(26,138)

Effect of exchange rate changes on cash	(188)	4,340
Net increase in cash and cash equivalents	130,124	84,879
Cash and cash equivalents at beginning of period	317,607	252,851
Cash and cash equivalents at end of period	$447,731	$337,730
ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$407,792	$388,331
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	66,719	46,904
Amortization of stock-based compensation	21,389	21,268
Amortization of deferred financing costs and discount on notes	2,144	2,808
Equity in earnings of affiliated companies	(6,906)	(5,221)
Minority interest	3,694	1,489
Excess tax benefits from stock-based compensation arrangements	(7,687)	(6,661)
Deferred income taxes	8,661	(9,433)
Restructuring and integration charges	7,036	8,977
Accretion of discount on zero coupon convertible debentures	-	876
Pre-acquisition warranty claim and environmental matters	-	2,728
Loss on prepayment of debt	-	1,558
Impact of settlement of tax matters	-	(50,376)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(279,636)	(202,135)
Inventories	116,657	(119,612)
Prepaid expenses and other assets	(19,315)	(25,131)
Accounts payable	475,155	52,561
Accrued expenses	32,458	98
Other	22,582	11,811
Net cash provided by operating activities	850,743	120,840

Cash flows from investing activities:
Acquisition of property, plant and equipment	(138,834)	(66,078)
Cash consideration paid for acquired businesses	(539,618)	(176,235)
Proceeds from sale of facilities	12,996	-
Other	(23)	3,652
Net cash used for investing activities	(665,479)	(238,661)

Cash flows from financing activities:
Change in short-term borrowings	(90,318)	(22,298)
Repayment of long-term borrowings	(2,312,251)	(15,687)
Proceeds from long-term borrowings	2,510,800	-
Repurchase/repayment of senior notes	(169,136)	(4,268)
Redemption of zero coupon convertible debentures	-	(156,330)
Proceeds from exercise of stock options	55,228	59,194
Excess tax benefits from stock-based compensation arrangements	7,687	6,661
Repurchases of common stock	(84,236)	-
Net cash used for financing activities	(82,226)	(132,728)

Effect of exchange rate changes on cash	6,963	7,618
Net increase (decrease) in cash and cash equivalents	110,001	(242,931)
Cash and cash equivalents at beginning of period	337,730	580,661
Cash and cash equivalents at end of period	$447,731	$337,730
ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Sales:
Global components	$2,810,560	$2,732,751	$11,223,751	$11,086,359
Global ECS	1,608,422	760,569	4,761,241	2,490,753
Consolidated	$4,418,982	$3,493,320	$15,984,992	$13,577,112

Operating income:
Global components	$145,829	$131,610	$604,217	$582,978
Global ECS	83,876	43,034	202,223	123,653
Corporate (a)	(36,122)	(33,265)	(119,535)	(100,406)
Consolidated	$193,583	$141,379	$686,905	$606,225

Effective April 1, 2007, the company's business segments were realigned as part of the company's continued efforts to strengthen its market leadership position, streamline the business, and further leverage cost synergies globally. The company's global components business was formed to bring a single, global organization to leverage the collective enterprise to speed services and solutions to customers and suppliers. The company's global ECS business was formed to bring a single organization with an expanded geographic reach, increased exposure in faster growing product segments, and a more robust customer and supplier base. As a result, the UK Microtronica, ATD (in Spain), and Arrow Computer Products (in France) businesses, previously included in the computer products business segment, were transitioned into the company's global components business segment. As a result of this realignment, global components and global ECS are the business segments upon which management primarily evaluates the operations of the company and upon which it bases its operating decisions. Prior period segment data was adjusted to conform to the current period presentation.

Effective January 1, 2007, stock option expense, which was previously included in corporate, has been allocated to global components, global ECS, and corporate. Prior period segment data was adjusted to conform with the current period presentation.

(a)	Includes restructuring and integration charges of $10.0 million and $11.7 million for the three months and year ended December 31, 2007, respectively, and restructuring and integration charges of $5.4 million and $11.8 million for the three months and year ended December 31, 2006, respectively. Also includes a charge related to a pre-acquisition warranty claim of $2.8 million and a charge related to pre-acquisition environmental matters out of the company's purchase of Wyle of $1.4 million for the three months and year ended December 31, 2006, respectively.

CONTACT:
Arrow Electronics, Inc.
Sabrina N. Weaver, 631-847-5359
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
Jacqueline F. Strayer, 631-847-2101
Vice President, Corporate Communications